Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of March 1, 2010 (“Effective Date”), by and between RE/MAX International Holdings, Inc., a Delaware corporation with its principal place of business at 5075 South Syracuse Street, Denver, CO 80237-2712 and RE/MAX, LLC, a Delaware limited liability company with its principal place of business at 5075 South Syracuse Street, Denver, CO 80237-2712 (collectively, the “Company”), and David M.K. Metzger (“Executive”), with his principal residence at 4760 Kinross Ct, Boulder, CO 80237.

WHEREAS, the Board of Directors of the Company or its appropriate designee (the “Board”) and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), have collectively approved the continued appointment and employment of the Executive to serve as Chief Financial Officer of the Company;

WHEREAS, the Executive desires to continue to serve as Chief Financial Officer of the Company; and

WHEREAS, the parties wish to set forth the terms and conditions of such engagement and service.

NOW, THEREFORE, in consideration of the continued employment of the Executive by the Company and the mutual agreements hereinafter set forth, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Scope of Employment; Authority and Responsibilities.

(a) The Company hereby employs the Executive as the Chief Financial Officer of the Company, and the Executive accepts such employment by the Company subject to the terms and conditions of this Agreement.

(b) In his capacity as Chief Financial Officer of the Company, the Executive shall report directly to the Company’s Chief Executive Officer (“CEO”) and shall perform all of the duties that are commensurate with that of a Chief Financial Officer, including management of the Finance, Human Resources & Risk Management, IT and eBusiness operations of the Company, and general oversight and responsibility for finance and accounting, bank and investor relations, cash management, acquisitions, budgeting, forecasting, strategic planning for domestic and international operations, and such other duties as may reasonably be directed by the CEO or the Chairman of the Board (“Chairman”). Throughout his employment, the Executive shall devote sufficient time, energy and skill to the performance of the duties of his employment by the Company (except as otherwise provided for herein), shall faithfully and industriously perform such duties, and shall diligently follow and implement all lawful management policies and decisions of the CEO or Chairman.

(c) Executive may engage in other activities for his own account while employed hereunder, including without limitation, charitable, community and other business activities, provided that in the judgment of the CEO or Chairman, such other activities do not: (1) materially interfere with the performance of Executive’s duties hereunder; (2) create an actual or apparent conflict of interest with the Company; or (3) violate any of the restrictive covenants set forth in Section 4.

(d) Subject to the terms of this Agreement, Executive agrees to comply with, implement and abide by all lawful Company policies and procedures and all lawful directions of the CEO or Chairman.

2. Compensation, Benefits and Expense Reimbursement.

(a) Base Salary; Adjustment of Base Salary. In consideration for his service under the terms of this Agreement, the Company shall pay to the Executive an annual base salary (“Base Salary”), which amount shall be paid in installments in accordance with the normal payroll payment practices of the Company and shall be subject to such deductions and withholding as are required by law. The Base Salary for the first twelve (12) months shall be set at a rate of Four Hundred Eighty-Four Thousand One Hundred Dollars ($484,100) per year. On or about 12 months following Executive’s active employment under this Agreement (the “Anniversary Date”) and on or about each Anniversary Date thereafter during the Term of this Agreement, Executive’s Base Salary rate may be reviewed by the CEO, Chairman, or Board, and Executive’s Base Salary may be adjusted upward at any time at the discretion of the CEO, Chairman, or Board or downward under Section 3(d)(iv).

(b) Performance Reviews. On or around each Anniversary Date during the Term of this Agreement, the CEO or Chairman may meet with the Executive to assess and mutually confer on the Executive’s performance during the prior year, discuss any potential modifications of direction or priorities, mutually set future priorities and goals for the Executive and the Company, and determine the amount, if any, of the Performance Bonus described in Section 2(c) below.

(c) Performance Bonus. The Executive shall be eligible, but not entitled, to receive an annual performance-based bonus (the “Performance Bonus”) based upon the performance of the Company and/or upon the performance of Executive against a plan and/or goals agreed upon by the CEO or Chairman and the Executive. To the extent granted, a Performance Bonus shall be paid to the Executive in a lump sum, subject to applicable deductions and withholding, within 2 1/2 months following the end of the calendar year for which the Performance Bonus is paid. The CEO, Chairman, or Board shall determine the appropriate amount of the Performance Bonus applying the above-referenced criteria.

(d) Incentive Plan. The Executive may be offered the opportunity to participate in certain incentive plans as may be designed, approved and implemented by the Board in its sole discretion.

(e) Professional Company Membership Dues and Expenses. If desired by the Executive and subject to the pre-approval of the CEO, Chairman, or Board, the Company shall pay for the Executive’s expenses of membership, receipt of publications, and other participation in the relevant programs and activities of the leading real estate trade associations.

(f) Business Expenses. The Company shall pay or reimburse to the Executive all reasonable travel, dining, entertainment, and other business expenses incurred by the Executive in the performance of his duties under this Agreement. The Executive shall, as a condition of any such payment or reimbursement, submit verification, substantiation and documentation of the nature and amount of such expenses in accordance with the policies of the Company. The Executive shall have made available to him the Company’s credit or charge card for use with respect to such expenses. Such credit or charge card shall not be used to incur any personal (non-business-related) expenses; any personal expenses inadvertently charged to such card shall be reimbursed immediately by the Executive to the Company.

(g) Spousal/Partner Travel Expenses. Subject to the pre-approval of the CEO, Chairman, or Board, the Company shall pay or reimburse to the Executive all travel and related expenses for the Executive’s spouse/partner to attend all business functions, events, meetings, and conferences at which the participation of spouses/partners is ordinary and customary.

(h) Standard Benefits. In addition to the salary and other specifically described benefits payable to the Executive hereunder, the Executive shall receive such benefits as are made available to Company executives generally, including, without limitation, life insurance, medical insurance, dental insurance, long- and short-term disability insurance, retirement plan(s), and sick leave. The Executive should consult the various plan documents for specific information regarding retirement, disability and health plans.

(i) Gross-up Payment. In the event that Executive shall become entitled to any amounts, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (the “Regular Amounts”) that are determined to be subject to a tax penalty (a “Penalty”), including without limitation the penalties imposed by Internal Revenue Code (“IRC”) Section 4999, IRC Section 409A and any similar tax penalty that may hereafter be imposed, the Company shall pay to Executive an additional amount (the “Gross-up Payment”) such that the net amount retained by Executive after payment of all applicable federal, state and local taxes on the sum of the Regular Amounts plus the Gross-up Payment is equal to the net amount that would have been retained by Executive after payment of all applicable federal, state and local taxes on the Regular Amount if such amounts had not been subject to a Penalty.

(j) Section 409A. It is the intent of this Agreement to comply with the requirements of IRC Section 409A, and any ambiguities herein will be interpreted and this agreement will be administered to so comply. Therefore, in order to be consistent with the requirements of IRC Section 409A:

(i) Reimbursements. To the extent that any reimbursement or in-kind benefit provided to Executive or his spouse under Section 2(e), (f) or (g) is taxable, unless stated

otherwise: (1) such reimbursements and in-kind benefits will be provided only for expenses incurred during the Executive’s employment with the Company; (2) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (3) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (4) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

(ii) Gross-Up Payment. Any Gross-Up Payment under Section 2(i) shall be paid to Executive as soon as practicable following the date of payment of the Regular Amounts and in no event later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits to the taxing authority the Penalty.

3. Term; Termination; Termination/Severance Benefits.

(a) Term. The “Term” of this Agreement shall be three (3) years commencing on the Effective Date. On each Anniversary Date, the Term shall be automatically extended by one year, so that this Agreement shall have a rolling three-year duration.

(b) Termination. During the Term, this Agreement and the Executive’s employment by the Company hereunder may be terminated: (i) by the mutual written agreement of the Executive and the Company; (ii) by the Company for “Cause”; (iii) by the Executive upon not less than thirty (30) days’ prior written notice to the CEO, Chairman, or Board; (iv) by the Company upon not less than thirty (30) days’ prior written notice to the Executive; (v) by the Executive at any time upon written notice for “Good Reason”; (vi) upon the death of the Executive; or (vii) by the Company upon the “Disability” of the Executive.

(c) Termination/Severance Benefits. Except as otherwise provided herein and subject to Section 4(g), the compensation and termination payments provided pursuant to this Section 3(c) shall be paid at such times and in such manner as payments normally would be made under Section 2 above and shall be subject to deductions and withholding as provided in Section 2(a) above.

(i) In the event Executive’s employment hereunder is terminated by mutual agreement pursuant to Section 3(b)(i) above, the Company shall provide to Executive any payments and benefits pursuant to Section 2 above which have been earned but have not been provided through the date of termination and such additional sums, if any, as mutually agreed in writing by the Executive and the Company.

(ii) In the event Executive’s employment hereunder is terminated for Cause pursuant to Section 3(b)(ii) above, the Company’s sole obligation to the Executive shall be the provision of any payments and benefits pursuant to Section 2 above which have been earned but have not been provided through the date of termination.

(iii) In the event Executive’s employment hereunder is terminated by the Executive upon not less than thirty (30) days’ prior written notice to the Company pursuant to Section 3(b)(iii) above, the Company shall provide all payments and benefits to the Executive pursuant to Section 2 above which have been earned but have not been provided through the date of termination.

(iv) In the event Executive’s employment hereunder is terminated by the Company upon not less than thirty (30) days’ prior written notice to the Executive pursuant to Section 3(b)(iv) above, the Company shall provide all payments and benefits to the Executive pursuant to Section 2 above which have been earned but have not been provided through the date of termination, and shall pay to the Executive severance benefits of: (A) twenty-four (24) months of continued Base Salary at Executive’s then current rate, to be paid on the regular payroll schedule of the Company commencing with the date of termination; (B) an amount equal to the Executive’s Performance Bonus as has been declared but not yet paid to Executive, to be paid in a lump sum within thirty (30) days of the date of termination; and (C) continuation of all benefits set forth in Section 2(h) above during the period in which severance is paid out to the Executive, to the extent permitted by the Company’s then current benefit plans.

(v) In the event Executive’s employment hereunder is terminated by the Executive for Good Reason pursuant to Section 3(b)(v) above, the Company shall provide all payments and benefits to the Executive pursuant to Section 2 above which have been earned but have not been provided through the date of termination, and shall pay to the Executive severance benefits of: (A) twenty-four (24) months of continued Base Salary at Executive’s then current rate, to be paid on the regular payroll schedule of the Company commencing with the date of termination; (B) an amount equal to the Executive’s Performance Bonus as has been declared but not yet paid to Executive, to be paid in a lump sum within thirty (30) days of the date of termination; and (C) continuation of all benefits set forth in Section 2(h) above during the period in which severance is paid out to the Executive, to the extent permitted by the Company’s then current benefit plans.

(vi) In the event Executive’s employment hereunder is terminated by the death of the Executive pursuant to Section 3(b)(vi) above, the Company shall provide to the Executive’s estate all payments and benefits pursuant to Section 2 above, which have been earned but have not been provided through the date of the Executive’s death.

(vii) In the event this Agreement and the Executive’s employment hereunder are terminated by the Company as a result of the Disability of the Executive pursuant to Section 3(b)(vii) above, the Company shall provide to the Executive all payments and benefits pursuant to Section 2 above, which have been earned but have not been provided through the date of termination.

(viii) Notwithstanding the above, if any compensation to be paid to Executive under Section 3(c) is “nonqualified deferred compensation” subject to IRC Section 409A, such compensation shall be paid no earlier than the date of Executive’s “separation from service” from the Company within the meaning of IRC Section 409A(a)(2)(A)(i). If the Executive is a

“specified employee” within the meaning of IRC Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service, any nonqualified deferred compensation subject to IRC Section 409A that would otherwise have been payable as a result of, and within the first six (6) months following, the Executive’s “separation from service”, and not by reason of another event under IRC Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, the date of Executive’s death.

(d) Definitions. For purposes of this Agreement:

(i) “Cause” shall mean any one of the following:

(A) Executive’s conduct amounting to fraud, theft or misappropriation of any funds or property of or due to the Company;

(B) Executive’s attempt to obtain, or, in fact, obtaining, any personal profit from any transaction in which the Executive has an interest which is adverse to the interests of the Company unless the Executive shall have first obtained the consent of the Board;

(C) Executive’s failure to substantially perform his duties hereunder (other than that caused by Executive’s Disability), which failure is not remedied within 30 days of written notice by the CEO, Chairman, or the Board;

(D) Executive’s gross negligence or material mismanagement in performing Executive’s duties and responsibilities as directed by the Board or his superiors at the Company;

(E) Executive’s material breach of any term of this Agreement, which breach is not cured within thirty (30) days of written notice by the CEO, Chairman, or the Board;

(F) Executive’s conviction of or plea of nolo contendere to a felony; or

(G) Executive’s conduct that results in material injury to the reputation, business or business relationships of the Company.

(ii) “Disability” shall mean the inability of the Executive to carry out the essential functions of Executive’s duties under this Agreement by reason of the Executive’s illness or injury, which inability has continued for a period of either sixty (60) days or one hundred twenty (120) non-consecutive days in any twelve-month period.

(iii) “Good Reason” shall mean any one of the following:

(A) The Company’s material breach of the compensation, salary or benefit obligations of this Agreement, which breach is not cured by the Company within thirty (30) days written notice by Executive;

(B) The relocation of the Executive’s principal place of business to outside of fifty (50) miles of its location as of the Effective Date;

(C) A material diminution of Executive’s role or responsibilities within the Company, including without limitation requiring that Executive report to a position other than the CEO; or

(D) Failure of any successor to assume or honor its obligations under this Agreement on the date on which it acquires a controlling interest in the equity, assets or businesses of the Company or thereafter.

(iv) Notwithstanding Section 3(d)(iii)(A) above, “Good Reason” shall not mean any such reduction in the Executive’s pay or benefits which occurs in the context of across-the-board reductions in executive pay authorized by the CEO, Chairman, or Board to address the financial needs of the Company.

4. Restrictive Covenants.

(a) Confidentiality. In the course of his employment by the Company, the Executive will have access to Confidential Information (as defined below) of the Company and its affiliates, subsidiaries and franchisees, The Executive agrees to maintain the strict confidentiality of all Confidential Information during the term of this Agreement and thereafter, For purposes of this Agreement, “Confidential Information” shall mean all non-public information and materials of the Company, including information and materials received by the Company from third parties, concerning the Company’s business practices and operations. Confidential Information shall include, but not be limited to, information or data contained in the Company’s financial records, personnel records, media and marketing techniques and arrangements, contemplated products and services, purchasing information and other business, strategic and operational data of the Company and its affiliates, subsidiaries and franchises. Confidential Information includes all other information and materials which are of a proprietary or confidential nature, even if they are not marked as such. Upon the termination of this Agreement, Executive shall promptly return all Company property, including but not limited to all Confidential Information, retaining no copies. This provision shall survive the termination of this Agreement indefinitely.

(b) Intellectual Property. The Executive recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with the Executive’s employment by the Company, and that are within the scope of the Executive’s employment by the Company, are the sole and exclusive property of the Company. The Executive agrees not to assert any such rights against the Company or any third party. The Executive agrees to assign, and hereby does assign, to the Company all rights, if any, in or to such works or marks that may accrue to the Executive during the term of this Agreement. This provision shall survive the termination of this Agreement indefinitely.

(c) Agreement Not to Solicit Employees. During the Term and for a period of twelve (12) months immediately following the termination of his employment, the Executive shall not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any person employed by the Company to end their employment with the Company or to provide services to Executive or any other business, organization, program, or activity that directly competes with the Company in the areas of franchising real estate brokerages, real estate brokerage, insurance brokerage or any other defined business in which the Company engaged during the Term (hereinafter the “Company’s Business”).

(d) Agreement Not to Solicit Clients / Franchisees. During the Term and for a period of twelve (12) months immediately following the termination of his employment, the Executive shall not directly or indirectly solicit any client of the Company with whom he has or has had direct or indirect contact during his employment to cease doing business with the Company or to otherwise do business with Executive or any entity that directly competes with the Company in the Company’s Business. Executive similarly shall not directly or indirectly solicit any franchisee of the Company to cease doing business with the Company or to otherwise do business with Executive or any entity that directly competes with the Company in the Company’s Business.

(e) Agreement Not to Compete.

(i) During the Term and for a period of three (3) months immediately following the termination of his employment, the Executive shall not, either directly or indirectly, accept employment or perform services on behalf of himself or any individual or entity that directly competes with the Company in the Company’s Business.

(ii) During the Term and for a period of twelve (12) months immediately following the termination of his employment, the Executive shall not, either directly or indirectly, accept employment as a senior executive officer or perform services, which services are the same or substantially similar to the services he performed for the Company, on behalf of or for the benefit of himself or any entity that directly competes with the Company in the Company’s Business.

(iii) The Company and the Executive agree that, except in the event of the Company’s termination of the Executive for Cause, the restrictions set forth in this Section 4(e) are only enforceable to the extent the Company tenders to the Executive payment at a rate equal to Executive’s final Base Salary. The parties agree that the Company’s payment of severance pursuant to Section 3 of this Agreement shall discharge this payment obligation. Where severance benefits are not required by this Agreement, tender of this supplemental consideration may be commenced at any point in the 12-month period immediately following the termination of Executive’s employment.

(iv) In the event of the Company’s termination for Cause, the Executive and Company agree that the restrictions in this Section 4(e) shall be fully enforceable without supplemental consideration paid to the Executive.

(f) Reasonableness of Covenants. Executive acknowledges and agrees that the Company conducts the Company’s Business throughout the United States and internationally, that the above covenants cannot be meaningfully restricted geographically, and that the covenants reasonably restrict Executive from competing in any market – domestic or foreign – in which the Company operates.

(g) Enforcement Provisions.

(i) The covenants stated above are intended to be separate and divisible provisions, and if, for any reason, any one or more of such provisions shall be held to be invalid or unenforceable, in whole or in part, it is agreed that the invalidity or unenforceability of such provision(s) shall not be held to affect the validity or enforceability of any other provision set forth in this Agreement.

(ii) By signing below, the Executive acknowledges and agrees that breach of any of the above covenants will cause the Company irreparable injury that cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, the Company shall be entitled to injunctive relief for any breach, or anticipated breach, of the covenants in addition to any other rights or remedies the Company may have.

(iii) If the Executive breaches any provision of the covenants during the term of any severance payment under this Agreement, the Company shall immediately cease such severance payments without waiver of any other remedy.

(h) Agreement Freely Entered. Executive agrees that he has read these Covenants in their entirety and understands all of their terms and conditions, that he has had the opportunity to consult with any individuals of his choice regarding his agreement to the provisions contained herein, including legal counsel of his choice, that he is entering into these Covenants of his own free will, without coercion from any source. The Executive agrees that such provisions are reasonable and necessary to protect the interests of the Company.

5. Indemnification and D&O Insurance.

(a) Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (“Proceeding”) by reason of the fact that he is or was a director, officer, executive, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company or in connection with his duties hereunder as a director, officer, member, executive, agent, manager, consultant, trustee or representative of another person, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (“Request”) is made, or threatened to be made, that arises out of or relates to Executive’s service under or as a result of this Agreement or in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s by-laws or Board’s resolutions or, if greater, by applicable law, against any and all costs, claims, causes of action expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection with a Proceeding or Request, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, executive, employee, officer, agent, manager, consultant, trustee or representative of the Company or other person and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all costs and expenses incurred by him in connection with any Proceeding or Request within fifteen (15) days after receiving written notice from Executive requesting an advance. Executive’s notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to he entitled to indemnification against such costs and expenses.

(b) D&O Insurance. During the Term and for such period as may be necessary under applicable statutes of limitation, the Company shall keep in place a directors and officers liability insurance policy (or policies) providing coverage to Executive for claims relating to or arising out of his employment with the Company.

6. Cooperation. Following the termination of this Agreement, the Executive agrees to cooperate with, and assist, the Company to ensure a smooth transition in management and, if requested by the Company, to make himself available to consult during regular business hours at mutually agreed upon times for up to a three (3) month period thereafter. At any time following the termination of his employment, the Executive will provide such information as the Company may request with respect to any Company-related transaction or other matter in which the Executive was involved in any way while employed by the Company. The Executive further agrees, during the Term and thereafter, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against, or by, the Company or its affiliates, in connection with any dispute or claim of any kind involving the Company or its affiliates, including providing testimony in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency. The Executive shall be entitled to reimbursement for all properly documented expenses reasonably incurred in connection with rendering transition services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, meal expenses and legal fees, and the Executive shall be entitled to a per diem amount for his services equal to his then most recent annualized Base Salary under this Agreement, divided by two hundred forty (240).

7. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment owed hereunder be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of employment by the Company.

8. Non-Disparagement. During the Term and thereafter, Executive and the Company agree to represent the counter party in a positive light and not to disparage or in any other way communicate to any person or entity any negative information or opinion concerning the Executive or the Company, its parents, subsidiaries and affiliates, or any of their partners, members, shareholders, officers, directors, employees or agents, or any of them. This provision shall not prohibit either party from making any statements or taking any actions required by law, or reporting any actions or inactions either party believes to be unlawful. This provision shall not be interpreted to require or encourage either party to make any misrepresentations. For purposes of this Section 8 only, the term “Company” shall be limited in scope to the officers and directors of the Company.

9. Automatic Amendment of Agreement with Change in Control.

(a) “Change in Control” shall mean any one of the following:

(i) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity – other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation;

(ii) The stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Corporation’s assets;

(iii) Dave and Gail Liniger collectively cease to own, either directly or indirectly, more than fifty percent (50%) of the voting shares of the Company’s stock; or

(iv) Dave Liniger ceases to serve as, or actively perform the duties of, Chairman as a result of his disability or death,

(b) In the event of a Change in Control as defined above, this Agreement shall be automatically amended, without the necessity of affirmative action by any party hereto, as follows:

(i) The following provision shall be added as Section 2(k):

Stay-on Bonus. In the event Executive remains actively employed by the Company for the 12-month period immediately following the date of a Change in Control, Executive shall be entitled to receive a “Stay-on Bonus” payment in an amount to be determined by the successor. In no event will the amount of the Stay-on Bonus be less than six (6) months of Executive’s Base Salary as of the day before the Change in Control occurred. Such Stay-on Bonus, if due, shall be paid in a lump sum within thirty (30) days of the end of the respective 12-month period following the Change in Control. Executive acknowledges and agrees that he is not entitled to any pro-rata Stay-on Bonus in the event he works less than twelve (12) months following the Change in Control.

(ii) Section 3(b)(iii) shall be revised to state “by the Executive upon not less than ninety (90) days’ prior written notice to the Board or its designee.”

(c) Following the automatic amendment of this Agreement pursuant to Section 9(b), Section 9 shall be of no further effect, and this Agreement shall only be subject to subsequent amendment pursuant to Section 10(i).

10. Miscellaneous.

(a) Assignment. The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. In the event of any merger, consolidation or reorganization involving the Company, this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Company. This Agreement may not otherwise be assigned by the Company without the express prior written consent of the Executive.

(b) Warranties. Each party hereto covenants, warrants and represents that it shall comply with all laws and regulations applicable to this Agreement, and that it shall exercise due care and act in good faith at all times in performance of its obligations under this Agreement.

(c) Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof.

(d) Waiver. A waiver by the Company of any breach of this Agreement by the Executive shall not be effective unless in writing, and no such waiver shall constitute a waiver of the same or another breach on a subsequent occasion.

(e) Governing Law; Jurisdiction for Dispute Resolution. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of State of Colorado. Any legal action taken or to be taken by either party regarding this Agreement, or the rights and liabilities of parties hereunder, shall be brought only before a federal, state or local court of competent jurisdiction located within the State of Colorado. Each party hereby consents to the jurisdiction and venue of the federal, state and local courts located within the State of Colorado for such purposes.

(f) Severability. All provisions of this Agreement are severable. If any provision or portion hereof is determined to be unenforceable in arbitration or by a court of competent jurisdiction, then the remaining portion of this Agreement shall remain in full force and effect.

(g) Force Majeure. Neither party shall be liable for failure to perform its obligations under this Agreement due to events beyond that party’s reasonable control, including, but not limited to, strikes, riots, wars, fire, acts of God, and acts in compliance with any applicable law, regulation or order (whether valid or invalid) of any governmental body.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(i) Entire Agreement; Amendment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof; (ii) supersedes and replaces all prior agreements, oral and written, between the parties relating to the subject matter hereof; and (iii) may be amended only by a written instrument clearly setting forth the amendment(s) and executed by both parties.

(j) Notices. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

(k) Attorney’s Fees.

(i) Except as set forth in this Section 10(k), in any legal action brought to enforce this Agreement, or because of an alleged dispute, breach or default in connection with any provision of this Agreement, each party shall be responsible for their own attorney’s fees and other costs.

(ii) In the event Executive obtains a judgment enforcing his rights under Sections 2(a) and/or 3(c) of this Agreement, Executive shall be entitled to receive from the Company payment for his attorneys fees and costs incurred in obtaining such judgment.

(iii) In the event the Company obtains a judgment enforcing its rights under Section 4 of this Agreement, the Company shall be entitled to receive from Executive payment for its attorneys fees and costs incurred in obtaining such judgment.

[ Signatures appear on following page. ]

IN WITNESS WHEREOF, the Company (through its authorized representative) and the Executive have each executed and delivered this Agreement.

RE/MAX International Holdings, Inc.

By:	/s/ David L. Liniger

	Name:	David L. Liniger
	Title:	Chairman

Date:	8/12/10

RE/MAX, LLC

By:	/s/ David L. Liniger

	Name:	David L. Liniger
	Title:	Chairman

Date:	8/12/10

THE EXECUTIVE

/s/ David M.K. Metzger

David M.K. Metzger

Date:	8/12/10